EXHIBIT 99.1



FOR IMMEDIATE RELEASE

CONTACT:  PAM JAMESON
          (631) 847-5169

GENERAL SEMICONDUCTOR PLANS OFFERING OF $150 MILLION CONVERTIBLE
SUBORDINATED NOTES

MELVILLE, NY (December 1, 1999)-General Semiconductor, Inc. (NYSE:SEM) today announced that it intends to raise $150 million through the sale of convertible subordinated debentures due in 2006 in a private offering pursuant to Rule 144A of the Securities Act of 1933. The notes will be convertible into the Company's common stock. Terms of the offering will be determined at a later date. The Company expects to complete the offering by year-end.

Proceeds of the financing will be used to repay outstanding indebtedness under the Company's credit facility.

The securities will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

There can be no assurance that the offering will close.